EXHIBIT 11

                           IKON OFFICE SOLUTIONS, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                (in thousands, except earnings (loss) per share)

                                                           1997                          1996
                                                                  Fully                        Fully
                                                  Primary       Diluted(1)      Primary      Diluted(1)
Three Months June 30
Average Shares Outstanding
Common shares                                      132,781        132,781        128,905       128,905
Convertible loan notes                                                287                          373
Options                                                771            771          2,050         2,067
                                                 ---------      ---------      ---------     ---------
   Total shares                                    133,552        133,839        130,955       131,345
                                                 =========      =========      =========     =========

Income
Continuing Operations                              $30,128        $30,211        $43,656       $43,733
Discontinued Operations                                                          (20,143)      (20,143)
                                                 ---------      ---------      ---------     ---------
Net income                                          30,128         30,211         23,513        23,590
Less: Preferred dividends                            4,885          4,885          4,885         4,885
                                                 ---------      ---------      ---------     ---------
Net income available to common shareholders        $25,243        $25,326        $18,628       $18,705
                                                 =========      =========      =========     =========

Earnings Per Share
Continuing Operations                                $0.19          $0.19          $0.30         $0.30
Discontinued Operations                                                            (0.16)        (0.16)
                                                 =========      =========      =========     =========
Earnings Per Share                                   $0.19          $0.19          $0.14         $0.14
                                                 =========      =========      =========     =========



Nine Months Ended June 30

Average Shares Outstanding
Common shares                                      133,410        133,410        124,332       124,332
Preferred stock
   Senior Securities                                                                             3,202
Convertible loan notes                                                268                          373
Options                                              1,259          1,319          1,872         1,968
                                                 ---------      ---------      ---------     ---------
   Total shares                                    134,669        134,997        126,204       129,875
                                                 =========      =========      =========     =========

Income
Continuing Operations                              $89,402        $89,651       $121,079      $121,308
Discontinued Operations                             20,151         20,151         34,717        34,717
                                                 ---------      ---------      ---------     ---------
Income before extraordinary loss                   109,553        109,802        155,796       156,025
Extraordinary loss on extinguishment of debt       (12,156)       (12,156)
                                                 ---------      ---------      ---------     ---------
Net Income                                          97,397         97,646        155,796       156,025
Less:Preferred Dividends                            14,655         14,655         17,434        14,655
                                                 ---------      ---------      ---------     ---------
Net income available to common shareholders        $82,742        $82,991       $138,362      $141,370
                                                 =========      =========      =========     =========

Earnings Per Share
Continuing Operations                                $0.56          $0.56          $0.82         $0.82
Discontinued Operations                               0.15           0.15           0.28         $0.27
Extraordinary Loss                                   (0.09)         (0.09)
                                                 =========      =========      =========     =========
Earnings Per Share                                   $0.62          $0.62          $1.10         $1.09
                                                 =========      =========      =========     =========


(1)   This  calculation is submitted in accordance  with Regulation S-K item 601
      (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.